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                                                               Exhibit 99(a)(11)

TO:            ALL EGAIN EMPLOYEES
FROM:          KIM RUSSELL
DATE:          AUGUST 2, 2001
RE:            REVISED EXTENSION DATE FOR ESOEP

____________________________________________________________________________

REVISED EXTENSION DATE FOR EMPLOYEE STOCK OPTION EXCHANGE PROGRAM (ESOEP)

     The company has decided to extend the cancellation date for the ESOEP from August 6, 2001 to Friday, August 10, 2001.

     This change is being made to accommodate the ongoing focal review process, in the interest of giving employees ample time to reassess their situation to determine if participation in the ESOEP is desirable. The impact of this change is as follows:

     . You now have until 12:00 midnight on Friday, August 10th (one week from tomorrow) to decide whether or not to participate in the ESOEP

     . Depending on your option holdings and grant dates, you may want to reconsider your initial decision whether or not to participate, as the combined effect of the two extensions might affect which options you are obligated or permitted to exchange

     . Due to this extension, replacement grants for employees who choose to participate in the program will be made approximately 6 weeks later than initially planned (on or around February 11, 2002)

     . Blackout periods have been changed and we will send a follow up email to inform you of those dates as soon as determined

     .    All other terms and conditions of the program remain the same:

               . If you have elected to participate, your existing instruction to cancel is still in effect unless and until you instruct us otherwise with the appropriate forms

               . To participate you need to complete the "ELECTION FORM TO EXCHANGE OPTIONS"

               . If you have elected to participate and wish to withdraw, you need to complete the "NOTICE OF CHANGE IN ELECTION FORM FROM ACCEPT TO REJECT"

               . All forms need to be received on or before 12:00 midnight August 10, 2001.

               . The forms and the offer document are available on eBrain, if you are unable to access eBrain you can request a copy of the offer document or the forms by sending an email request to stock@egain.com.

     As previously noted, by making this ESOEP available to employees, the Company is not recommending that any particular employee should or should not participate; that is a decision each of you will need to make once you have reviewed all the materials.

     Should you have any questions, please contact Janet Alexander, our stock administrator at stock@egain.com.

Kim Russell
Accounting Manager
krussell@egain.com
415-893-7243
415-899-9080 (Fax)